Exhibit 8.2

98 SAN JACINTO BLVD. SUITE 1500 AUSTIN, TEXAS 78701-4078 TEL +1 512.322.2500 FAX +1 512.322.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

February 13, 2015

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel for Jones Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale by the Company of 4,761,905 shares of Class A common stock, par value $0.001 per share (“Class A Common Stock”), of the Company.  We have also participated in the preparation of a Prospectus Supplement, dated February 10, 2015 (the “Prospectus Supplement”), and the Prospectus (the “Prospectus”) forming part of the Registration Statement on Form S-3 (File No. 333-197809) (the “Registration Statement”).  At your request, this opinion is being furnished to you for filing as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof (the “Current Report”).

In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income and Estate Tax Considerations for Non-U.S. Holders” in the Prospectus Supplement (the “Discussion”).

All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement and are, to the extent noted in the Discussion, based on the accuracy of certain factual matters.  In addition, we are of the opinion that the Discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the references to our firm and this opinion contained in the Discussion.  In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.